Exhibit 99.1

AT THE COMPANY	AT FRB | WEBER SHANDWICK
John Wille – Vice President & CFO	Alison Ziegler - General Information
201-337-9000	212-445-8300

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. ANNOUNCES DECLARATION OF SPECIAL
DIVIDEND, EARNINGS GUIDANCE FOR 2004, THE APPOINTMENT OF NEW CEO
AND THE TERMINATION OF ITS EXPLORATION OF VARIOUS STRATEGIC
ALTERNATIVES

Oakland, N.J. – April 12, 2004 — Russ Berrie and Company, Inc. (“RUSS”) today announced the declaration of a special dividend of $7 per share, earnings guidance for 2004, the appointment of a new CEO and the termination of its exploration of various strategic alternatives as previously announced in its press release of November 5, 2003.

Because of the recently lowered tax on corporate dividends, the Board declared a special dividend of $7 per share payable, May 28, 2004, to shareholders of record, on May 14, 2004. The Company has a very high cash position and is debt free.  As a result, the Company believes that after paying this special dividend it can still meet very comfortably its growth needs and address acquisition opportunities.  Additionally, the Company intends to maintain its current quarterly dividend of $0.30 per share for the remainder of 2004.

The Company also reports that customer orders for the first three months of 2004 were significantly below the comparable prior year period. While it is difficult to forecast the full year, at this early stage, diluted earnings per share for the full year are not expected to exceed $0.80 compared to $1.68 in 2003.

Concurrently, the Company is pleased to announce the election of Andrew R. Gatto to the Board of Directors and also his appointment as President and CEO, upon commencement of his employment with the Company, which is anticipated to occur after the Company’s Annual Meeting of Shareholders on May 5, 2004, and prior to June 1, 2004.  Mr. Gatto has been Senior Vice President, Product Development, Imports and Strategic Sourcing at Toys “R” Us, with over 25 years of very relevant experience in the key functions that drive RUSS.

Mrs. Angelica Berrie, who has served as CEO since founder Russ Berrie’s untimely death, will continue as CEO until Mr. Gatto joins the Company and also has become Vice Chairman of the Board.  Josh Weston, former CEO of Automatic Data Processing, who had been serving as Acting Chairman of the Board has become Chairman.  Mrs. Berrie is also President of the Russell Berrie Foundation, a major New Jersey based charity.

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Mr. Weston stated, “We are very pleased to have Andy join us at this significant time in the Company’s development.  We look forward to the benefit of his extensive industry leadership and experience as the Company repositions itself in the changing retail environment.”  Mrs. Berrie added, “As RUSS moves forward to maximize the unrealized potential of the Company, Andy’s leadership, his strengths in product development and sourcing, and the commitment of 1,600 RUSS employees will drive the Company’s growth.”

Mr. Gatto stated, “I am delighted to join RUSS at this time, a solid Company with rich history and even greater potential.”

Finally, the Company also announced, that with the arrival of a new CEO, it has decided to focus on its existing businesses and therefore has terminated exploration of various strategic alternatives which was announced in its press release of November 5, 2003.

Note:  This News Release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements.  These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to, the Company’s ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People’s Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, issues related to the Company’s new business ventures, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the current and future outlook of the global retail market, and other factors.